Exhibit 99.1

OptimizeRx Enables Healthcare Providers to Adapt to COVID-19 with New Telehealth Capabilities

RMDY Digital Health Tools Provide Remote Care Management for Cardiac and Mental Health Patients

ROCHESTER, Mich. – April 22, 2020 – OptimizeRx Corp. (Nasdaq: OPRX), a leading provider of digital health solutions for life science companies, payers and providers, is helping healthcare clients to quickly shift from onsite to remote care management via telehealth in response to the COVID-19 pandemic.

For several years, the Israel-based O2 Center of Cardiac Rehabilitation has been using OptimizeRx’s RMDY digital health tools alongside its onsite rehabilitation services. O2 cardiac rehabilitation patients are given daily tasks via the RMDY mobile app to report symptoms and biometrics, and complete questionnaires.

The O2 care team supervises the patients using RMDY’s care management dashboard and intervenes when needed using chat and video. Since the closure of O2’s clinic two weeks ago due to social distancing guidelines, the O2 team has onboarded many new patients to the RMDY platform to help manage their condition remotely. Otherwise, they would not be able to receive appropriate care from their medical team.

“We’re glad we can help patients get and stay healthy using our digital health tools when they are unable to see their healthcare providers in person,” said Miriam Paramore, president of OptimizeRx. “One of the primary reasons we acquired RMDY in late 2019 was because we saw that the tipping point for virtual care and telehealth was on the horizon. No one could have anticipated that a pandemic like COVID-19 would bring about this change so quickly. Thankfully, our tools make it easy for clients to transition from onsite to virtual care.”

Telem, a provider of mental health services for teenagers, is another OptimizeRx client making use of the RMDY platform to provide services digitally. Like O2, due to the COVID-19 social distancing codes, Telem had to shift quickly to providing care for their patients remotely, making their services available to patients who otherwise wouldn’t have access to them. OptimizeRx’s RMDY platform enabled Telem to onboard more than 1,700 additional patients to digital behavioral support, self-assessment and monitoring.

According to William Febbo, CEO of OptimizeRx: “The driving force behind our digital communication platform is how we can uniquely bridge the gap between people who need care and those who provide it. In a digital world, and especially during a crisis like COVID-19, we need digital health tools that work for all those focused on delivering solutions for care management, adherence and affordability. Our continued investment in RMDY technology and its commercial team provides the basis for another very large market opportunity for OptimizeRx.”

The OptimizeRx network currently reaches more than 60% of U.S. ambulatory point-of-care providers, delivering therapeutic support and patient financial assistance through leading EHR platforms that include Allscripts, Amazing Charts, NextGen and NewCrop.

About OptimizeRx®

OptimizeRx Corporation (NASDAQ: OPRX) is a digital health company that facilitates communication at point-of-care among all stakeholders in healthcare. Primarily focused on life science and payer clients, its suite of digital and mobile SaaS-based solutions enables affordability, patient adherence and care management. OptimizeRx’s network reaches more than 60% of U.S. ambulatory providers, delivering therapeutic support on specialty medications and patient financial assistance directly within a provider’s workflow through leading electronic health platforms OptimizeRx’s fully integrated platform ensures the real-time exchange of information—connecting care to improve provider knowledge, patient engagement and ultimately healthier outcomes.

For more information, go to OptimizeRx.com, and follow the company on Twitter and LinkedIn.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended, and such as in section 21E of the Securities Act of 1934, as amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition, and other material risks.

OptimizeRx Contact

Doug Baker, CFO

Tel (248) 651-6568 x807

dbaker@optimizerx.com

Media Relations Contact

Maira Alejandra, Media Relations Manager

Tel (754) 245-7070

malejandra@optimizerx.com

Investor Relations Contact

Ron Both, CMA

Tel (949) 432-7557

oprx@cma.team